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                                                                  Exhibit 20.2

                             Change of Address

Vista Gold Corp. has relocated its executive office. The new address and telephone numbers are:

          7961 Shaffer Parkway
          Suite 5
          Littleton, Colorado 80127
          Telephone (720) 981-1185
          Facsimile (720) 981-1186


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